Exhibit 25
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                                                         Milan, October 24, 2001
To:
INTESABCI S.p.A.
Piazza Paolo Ferrari, 10
20121 - MILAN

To:
Unicredito Italiano S.p.A.
Piazza Cordusio
20121 - MILAN


Dear Sirs:

We have received your letter dated October 24, 2001, which we transcribe in its entirety below:

                                      * * *

                                                         Milan, October 24, 2001

To:
Pirelli S.p.A.
Viale Sarca, 222
20126 - MILAN


Dear Sirs,

following our talks, we propose the following:


            SECOND INSTRUMENT OF AMENDMENT OF THE PARTNERS' AGREEMENT
            ---------------------------------------------------------

Between Pirelli S.p.A., with headquarters in Milan, Viale Sarca 222, company capital (euro) 1,043,094,358.28, recorded with the Registry of Companies of Milan, Taxpayer Code and VAT Number 00886890151, in the person of the Chairman of the Board of Directors, Dr. Marco Tronchetti Provera, holding the necessary powers of attorney pursuant to the decision of the Board of Directors of July 28, 2001 (hereinafter "Pirelli")

                                                     - party of the first part -
                                       and
                  UniCredito Italiano S.p.A., with headquarters in Genoa, Via Dante 1, Central Address in Milan, Piazza Cordusio, company capital (euro) 2,523,215,059, recorded in the Registry of Companies of Genoa, Taxpayer Code and VAT Number 00348170101, in the person of the General Deputy Director Dr. Peter Modiano, holding of the necessary powers of attorney following the decision of the Board of Directors of August 3, 2001 (hereinafter "UCI")
                  and IntesaBCI S.p.A., with registered office in Milan, Piazza Paolo Ferrari 10, capital Euro 3,488,995,258.84, recorded with the Registry of Companies of Milan, taxpayer identification number 00799960158, VAT code 10810700152, in the person of Managing Director Lino Benassi, holding the necessary powers of attorney following the decision of the Board of Directors of September 14, 2001 (hereinafter "BCI")
                                                    - party of the second part -
(Pirelli, UCI and BCI hereinafter referred to as "the Parties")

                                     whereas
(a) Pirelli, UCI and BCI signed on September 14, 2001, a Partners' Agreement (the "Agreement") for the acquisition by UCI and BCI individually of a holding equal to 10% each of the capital of Olimpia S.p.A. held from Pirelli, as well as the acquisition of the option rights related to the Capital Increase of Olimpia (as defined in the Agreement), to allow for the subscription and payment, individually by UCI and BCI, under the conditions decided upon by the shareholders' meeting of August 29, 2001, of 38,460,183 shares;
(b) by signing the Agreement, Pirelli, UCI and BCI also agreed to establish the discipline of their mutual relationships as partners of Olimpia S.p.A.;
(c) in consideration of the agreements reached on September 19, 2001 between Pirelli, Edizione and Bell S.A. concerning the acquisition of the Olivetti Shares and Olivetti Warrants (as defined in the Agreement), on September 26, 2001, the Parties amended the Agreement,


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

         amending recital j, Article II and paragraph 10.01;
(d)      by this act (the "second Amendment Act"), the Parties intend to amend
         Article VIII of the Agreement, in which (i) they correct a material error present in item (a) of said article and (ii) make the clauses under items (b) and (c) consistent with the actual will of the Parties;
(e) except as otherwise set forth below, the same definitions used in the Agreement, and with the same meaning, are used in this Second amendment Act;


                              with these recitals,



effective as of the date of this Second Amendment Act, the Parties agree that
Article III of the Agreement is amended by the adoption of the new text reproduced below.

                                  ARTICLE VIII

                             Collateral Acquisitions

8.1      Commitment of the Parties.
         --------------------------
(a) UCI and BCI declare that, on September 13, 2001, they hold, including through their respective subsidiaries, pursuant to Art. 2359, paragraph one, civil code, Olivetti common shares (including the Olivetti voting rights held under any status), in an amount not exceeding, respectively, 6,616,827 Olivetti common shares in ownership and 46,694,466 Olivetti common shares in pledge with voting rights, concerning ICU, and 15,129,380 Olivetti common shares in ownership and 13,865,712 Olivetti common shares in pledge with voting rights, concerning BCI.
(b) For the entire term of this Agreement, the Parties, including through their respective subsidiaries and/or parent companies, pursuant to Art. 2359, paragraph one, civil code, the parties may not acquire Olivetti common shares (or acquire voting rights in Olivetti common shares under any status), or exercise conversion or acquisition or subscription rights in Olivetti common shares arising from convertible bonds and warrants.
         It is, however, permitted for UCI and BCI to acquire and hold Olivetti common shares (including those arising from the conversion of convertible bonds and/or exercise of warrants) provided the Olivetti common shares held overall at any time by UCI and BCI do not exceed,


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

         for each of them, the total maximum limit of 0.40% of the capital, as of the Execution Date.
(c) Unless otherwise agreed upon in writing between the Parties, the Company may not acquire Olivetti common shares (or exercise conversion or acquisition or subscription rights in Olivetti common shares arising from the bonds and warrants referred to in item (b) above), so as to exceed the current OPA [take-over bid] floor, currently established at 30% (thirty percent), taking into account for this purpose the effect of the Olivetti common shares pursuant to the preceding item (b), held by BCI and UCI, as well as the common shares held directly and indirectly by Olivetti S.p.A., as set forth in the current laws and regulations, including the regulations issued by CONSOB.

                                      * * *

         With the understanding that any other provision of the Agreement (including the arbitration clause, which must be understood referred to herein as if it were transcribed) remain firm, valid and enforceable, if you agree with the above, please send us a letter reproducing the contents hereof, signed by you in token of confirmation and agreement.
Best regards.

signed UniCredito Italiano S.p.A.   signed IntesaBCI S.p.A.

                                      * * *

         We confirm to you that we accept all of the above.
         Best regards.


PIRELLI S.P.A.

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